As filed with the Securities and Exchange Commission on June 10, 2002
Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

NETRATINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	77-0461990
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
890 Hillview Court
Milpitas, California 93025
(408) 457-0669
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

WILLIAM PULVER
President and Chief Executive Officer
NETRATINGS, INC.
890 Hillview Court
Milpitas, California 93025
(408) 941-2900
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:
Henry Lesser, Esq.
Jon C. Perry, Esq.
GRAY CARY WARE & FREIDENRICH LLP
400 Hamilton Avenue
Palo Alto, California 94301-1825
(650) 833-2000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to a dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐

If this Form is a post-effective Act amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Unit(1)	Proposed Maximum Aggregate Price(1)	Amount of Registration Fee(2)

Common Stock (no par value)	505,739	$10.00	$5,057,390	$465.28

(1)
Estimated solely for the purpose of computing the registration fee and based on the average high and low sales prices of the Common Stock of NetRatings, Inc. as reported on the Nasdaq National Market on June 6, 2002.

(2)	Computed pursuant to Rule 457(c) based on the average high and low sale prices of the Common Stock of NetRatings, Inc. reported on the Nasdaq National Market for June 6, 2002.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 10, 2002

                            , 2002

PROSPECTUS

505,739 Shares

Common Stock

This prospectus relates to the public offering, which is not being underwritten, of shares of common stock of NetRatings, Inc (“us” or “we”) which are held by one of our stockholders. On May 6, 2002, we entered into an asset purchase agreement with DoubleClick Inc. under which we issued to DoubleClick 505,739 shares of our common stock and paid DoubleClick $12 million in cash in exchange for substantially all of the assets associated with DoubleClick’s @plan research product line. We will receive no part of the proceeds of any sale made under this prospectus. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by DoubleClick will be borne by it. None of the shares offered by this prospectus has been registered prior to the filing of the registration statement of which this prospectus is a part.

Our common stock is quoted on the Nasdaq National Market under the symbol “NTRT.” On June 6, 2002, the last reported sale price of our common stock was $9.86.

Investing in our common stock involves a high degree of risk. Please see “ Risk Factors That May Affect Our Performance” beginning on page 2.

THE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is    , 2002

We have not authorized any dealer, sales person or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which such action is unlawful. The information in this prospectus is current and accurate only as of the date of this prospectus, regardless of the time of delivery of the prospectus or of any sale of the common stock.

We are not making any representation to any purchase of the common stock regarding the legality of an investment in the common stock by such purchaser under any legal investment or similar laws or regulations. Information in this prospectus should not be considered legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the common stock.

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PROSPECTUS SUMMARY

This summary may not contain all of the information that you should consider before investing in our common stock. You should read the following summary together with the more detailed information regarding our company, the common stock being registered in this offering, our financial statements and notes thereto incorporated by reference in this prospectus.

Our Business

We provide technology-driven Internet audience information solutions for media and commerce. Our products and services enable our customers to make informed business-critical decisions regarding their Internet strategies. We deliver accurate and timely information about Internet user behavior, collected directly and automatically from representative samples of Internet users throughout the world, and augment this information with detailed, flexible reporting and in-depth analysis. Our customers include leading advertising agencies, media companies, financial services institutions, e-commerce companies and traditional marketers requiring analysis of the online environment.

We have formed strategic relationships with Nielsen Media Research, the leading source of television audience measurement and related services in the United States, the ACNielsen Corporation, a leading global provider of market research information and analysis and DoubleClick Inc., a leading provider of a broad array of online marketing services. We believe that these relationships enable us to offer the most accurate and globally comprehensive Internet audience information currently available.

Our proprietary activity tracking and data collection technology gathers comprehensive and detailed information regarding Internet user behavior, including information regarding site visits, advertising exposure and responses, e-commerce transactions and streaming media usage. We believe that our Internet sampling methodologies, our real-time data collection technology, our powerful, flexible reporting systems, the size and scope of our audience panels, and our strategic relationships have established us as a leader in the market for global Internet audience measurement and analysis.

During the first two quarters of 2002, we instituted several actions designed to meet the challenging conditions posed by the general downturn in the internet audience measurement industry. In two separate transactions, we acquired the AdRelevance subsidiary and international customer contracts and certain associated assets of Jupiter Media Metrix, Inc. We also entered into our strategic research partnership with DoubleClick Inc., in connection with which we purchased substantially all of the assets of the @plan product line of DoubleClick. These acquisitions were intended to create a combined company with stronger market positions in multiple products used in internet audience measurement and online advertising, greater importance as a vendor to key customers, greater technical capabilities and intellectual property assets, and broader worldwide presence and customer support.

We also have made significant organizational changes to streamline our operations, including reducing our overhead and sizing our business for current market conditions. In addition, we made changes to our management team and added several senior executives with considerable technical, managerial and sales experience in the audience measurement industry.

The Shares Offered in this Prospectus

In connection with entering into an asset purchase agreement and registration rights agreement with DoubleClick on May 6, 2002, we agreed to file a registration statement on Form S-3 for the 505,739 shares of our common stock that we issued to DoubleClick as partial consideration for the purchase of the @plan division of DoubleClick.

Where You Can Find More Information

We are incorporated in Delaware. Our principal executive offices are located at 890 Hillview Court, Milpitas, California 93025. Our telephone number is (408) 941-2900. Our website can be found at http://www.netratings.com, but the information on our website does not constitute a part of this prospectus.

RISK FACTORS THAT MAY AFFECT OUR PERFORMANCE

An investment in our company involves a high degree of risk. You should carefully consider the risks below, together with the other information contained in this report, before you make an investment decision with respect to our company. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we deem immaterial may also impair our business operations. Any of the following risks could materially adversely affect our business, operating results and financial condition, the trading price of our common stock could decline, and could cause you to lose all or part of your investment.

We have incurred losses since inception and we may be unable to achieve profitability.

We have experienced operating losses in each quarter since our inception. We incurred net losses of $17.6 million, for the year ended December 31, 2001, and $14.6 million for the three-month period ended March 31, 2002, and as of March 31, 2002, our accumulated deficit was $70.1 million. We intend to continue to make significant expenditures related to panel maintenance and operations, restructuring and further development of our technology and infrastructure. As a result, we will need to generate significant revenue to achieve and maintain profitability. We may not be able to achieve significant revenue growth in the future. Our operating results for future periods are subject to numerous uncertainties and we may not achieve sufficient revenue to become profitable.

We have a limited operating history in the evolving market for Internet audience measurement.

We were incorporated in July 1997 and did not start generating revenue until the quarter ended June 30, 1998. We introduced our Nielsen//NetRatings Internet Audience Measurement service in the quarter ended June 30, 1999. Accordingly, we are still in the early stages of development and have only a limited operating history upon which to evaluate our business. One should evaluate our likelihood of financial and operational success in light of the risks, uncertainties, expenses, delays and difficulties associated with an early-stage business in an evolving market, many of which may be beyond our control, including:

•	other risk that a competing company’s Internet audience measurement service will become the accepted standard for Internet audience measurement:

•	other extent of growth, if any, in the Internet audience measurement market;

•	our potential inability to successfully manage any significant growth we may achieve in the future;

•	our potential inability to develop our brand; and

•
other risks associated with our international operations, including the necessary investments in our international joint ventures and the costs associated with winding down operations in a number of international markets.

Our quarterly revenues may significantly fluctuate and because our expense levels are based in large part on our estimates of future revenues, an unexpected shortfall in revenue would significantly harm our operating results and lead to reduced prices for our stock.

Due to our limited operating history and the evolving nature of the market in which we compete, our future revenue is difficult to forecast. Further, our expense levels are based largely on our investment plans and estimates of future revenue. We may be unable to adjust our spending to compensate for an unexpected shortfall in revenue. Accordingly, any significant shortfall in revenue relative to our planned expenditures in a particular quarter would harm our results of operations and could cause our stock price to fall sharply, particularly following quarters in which our operating results fail to meet the expectations of securities analysts or investors.

Factors that may cause fluctuations in our revenues or operating results on a quarterly basis include the following, many of which are beyond our control:

•	the amount and timing of operating costs and capital expenditures related to the expansion of our business;

•	the amount and timing of costs related to changes in the size or composition of our at-home and at-work panels, particularly as a result of turnover among panel members;

•	the impact on our renewal rates caused by the failure of any of our current customers, our customers budgetary constraints, or a perceived lack of need for our services;

•
changes in demand for our products and services due to the announcement or introduction of new products and services or the cancellation of existing products and services by us or our competitors or a continued slowdown in online advertising spending;

•	changes in the pricing of our products and services in light of the services and pricing offered by our competitors:

•	the impact of possible acquisitions or equity investments both on our operations and on our reported operating results due to associated accounting charges; and

•	technical difficulties or service interruptions that significantly harm our ability to deliver our products and services on schedule.

The slowing of the general economy has had a disproportionate effect on our business.

Our dependence on customers in e-commerce and Internet advertising industries has caused us to be disproportionately affected by current economic conditions. Many customers in these industries are experiencing declining revenues and are experiencing difficulty raising the capital they need to maintain their operations at prior levels. Accordingly, many such customers have scaled back the resources they devote to services such as ours and in the future they may cease operations altogether. If economic conditions do not improve and we continue to experience a slow-down in the global economy, our business and results of operation may continue to suffer greater than those businesses who operate in more traditional, established markets.

The acceptance and effectiveness of Internet advertising and electronic commerce is uncertain, and if these markets fail to develop or develop more slowly than we expect, our business will suffer.

Our future success will depend in part on an increase in the use of the Internet as an advertising medium, the proliferation of e-commerce and the use of the Internet as part of multi-channel marketing strategies. These markets and marketing techniques are new and rapidly evolving, and the long term effectiveness of Internet advertising is uncertain. More recently, in the face of a slowing economy overall, there has been increased uncertainty about the demand and market acceptance for Internet advertising and e-commerce. The adoption of Internet advertising, particularly by entities that have historically relied on traditional media for advertising, requires the acceptance of a new way of conducting business. These companies may find Internet advertising to be less effective than traditional advertising for promoting their products and services. They may also be unwilling to pay premium rates for advertising that is targeted at specific types of users based on demographic profiles or recent Internet behavior. The Internet advertising and e-commerce markets may also be adversely affected by privacy issues surrounding the targeting of this type of advertising or the use of personal information. Providers of goods and services online continue to work toward the establishment of commerce models that are cost effective and unique, and effectively deal with issues such as channel conflict and infrastructure costs. Growth in the use of the Internet for e-commerce may not continue, or the Internet may not be adopted as a medium of commerce by a broad base of customers. In addition, many current and potential publishers of content and commerce merchants on the Internet have little or no experience in generating revenue from the sale of advertising space on their Internet sites or from conducting on-line commerce transactions. Because of the foregoing factors, among others, the market for Internet advertising and e-commerce may not continue to emerge or become sustainable. If these markets fail to develop or develop more slowly than we expect, our business will suffer.

We have limited ability to forecast the rate at which subscriptions for our services may be renewed, and we may not achieve sufficiently-high renewal rates to become profitable.

We derive substantially all of our revenue from annual subscriptions for our services. As our business becomes more established, we expect subscription renewals and sales of additional products and services to existing customers to account for an increasing proportion of our revenue. Any unexpectedly low renewal rates or a reduction in the number of products and services that we are able to sell to existing customers would harm our operating results and could prevent us from becoming profitable. To date, renewals have been an essential element of our revenue growth. We can not assure you that we will be able to achieve or sustain high renewal rates, particularly during an economic downturn. Additionally, because most Internet-related businesses are still in the early stages of development, consolidations in our customer base or the failure of a significant number of our customers’ businesses could cause a decline in renewal rates for our products and services.

The market for Internet audience measurement and analysis is highly competitive, and if we cannot compete effectively, our revenues will decline.

The market for Internet audience measurement and analysis is new, rapidly evolving and becoming increasingly competitive. We compete with a number of companies in the market for Internet audience measurement services and analytical services and we expect competition in this market to intensify in the future. We believe that the principal competitive factors in our market are:

•	the development of independent, reliable measurement panels based on a proven high-quality sampling methodology that are representative of the entire target audience;

•	the timeliness of reported results;

•	the breadth and depth of measurement services offered and their flexibility and ease of use;

•	the ability to provide quality analytical services derived from Internet audience measurement information:

•	the ability to offer products and services in a comprehensive set of international markets; and

•	pricing.

Many of our competitors have longer operating histories, larger customer bases, greater brand recognition, and significantly greater marketing resources than we have. In addition, some of our competitors may be able to:

•	devote greater resources to marketing and promotional campaigns;

•	adopt more aggressive pricing policies; or

•	devote more resources to technology and systems development.

In light of these factors, we may be unable to compete successfully in our market.

We have recently experienced significant changes in our executive management.

In February 2002, William Pulver replaced David Toth as our chief executive officer, president and as a member of the board. Mr. Pulver had joined the company as our Chief Operating Officer in November 2001; formerly, Mr. Pulver was president of our joint venture, eRatings and was a twenty-two year veteran of ACNielsen. Previously, in January 2002, we announced the departure of Tim Meadows, a founder of our company and our Executive Vice President of Products and Services. Also in January 2002, we announced the appointment of four new members to our executive management team: George Durney, who prior to the promotion served as our vice president of sales for the Eastern region, assumed the role of Senior Vice President for Sales; Barbara Jarzab, formerly our Vice President of Research, assumed the role of Vice President and Chief of Measurement Science; Sean Kaldor, formerly our chief analyst and vice president of analytics, assumed the role of Vice President of Analytics and Corporate Marketing; and Manish Bhatia joined the company as our Senior Vice President for Product Marketing and Business Development. In February 2002, Terry Nolan resigned from his position as our Vice President of Administration. In addition, in May 2002, Jack Lazar resigned from his position as our Executive Vice President of Corporate Development and Chief Financial Officer and was replaced by Todd Sloan.

The transition of these employees into new duties and the loss of senior management may result in both disruption to our ongoing operations and the departure of existing employees and/or customers. The transitions also may materially harm the way that the market perceives our company and the price of our common stock. Failure to effectively manage this period of business transition could result in loss of sales, delays in new product developments and diversion of management resources, among other adverse effects.

Any acquisitions or equity investments that we undertake could be difficult to close and integrate, may disrupt our business and dilute stockholder value or harm our operating results.

We may acquire or make investments in complementary businesses, technologies, services or products if appropriate opportunities arise. Negotiating such acquisitions can be difficult, time consuming, and expensive and our ability to close such transactions may often be subject to approvals, such as governmental regulation, which are beyond our control. Consequently, we can make no assurances that such acquisitions, once undertaken and announced, will close.

The process of integrating any acquired business, technology, service or product into our business and operations may result in unforeseen operating difficulties and expenditures. Integration of an acquired company also may consume much of our management’s time and attention that would otherwise be available for ongoing development of our business. Moreover, the anticipated benefits of any acquisition may not be realized. Companies in which we invest may not be successful in executing their business strategies and we may be required to write-off all or part of our investment. We may be unable to identify, negotiate or finance future acquisitions or investments successfully, or to integrate successfully any acquisitions with our current business. Future acquisitions could result in potentially dilutive issuances of equity securities or the incurrence of debt, contingent liabilities or amortization expenses related to goodwill and other intangible assets, any of which could harm our business.

Purchase accounting for acquisitions may adversely affect our reported operating results.

Each of our recent acquisitions will be accounted for as a purchase business combination in accordance with accounting principles generally accepted in the United States. Under Statements of Financial Accounting Standards No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets,” goodwill and indefinite lived intangibles will no longer be subject to amortization over their estimated useful lives. Rather, goodwill and indefinite lived intangibles will be subject to an assessment, conducted on an annual basis or more frequently, for impairment based on a fair value test. The results of the fair value test could negatively impact our total assets and net loss should an impairment be realized. An impairment based on a fair value test may have a material adverse effect on our earnings and the market value of our common stock.

We are dependent on Nielsen Media Research for the development and maintenance of panels of Internet users in the United States and on ACNielsen and our other joint venture partners for the development and maintenance of such panels in international markets.

Our audience measurement data is collected from randomly-selected groups of Internet users that are generally referred to as audience measurement panels. Our at-home Internet audience measurement panel in the

United States has been developed and is maintained by Nielsen Media Research as part of our strategic relationship with that company. Similarly, our Internet audience measurement panels and other sampling methodologies that we employ in geographic locations outside of the United States, Canada, France and Japan have been developed and maintained by eRatings using ACNielsen’s proprietary sampling methodology and employees made available to eRatings by ACNielsen. As part of the acquisition of eRatings by NetRatings, ACNielsen granted NetRatings a license to use ACNielsen’s sampling methodology and the “Nielsen” name outside North America in the Internet audience measurement business, and has entered into a service agreement to provide eRatings, for a period of five years following the acquisition with the services of certain dedicated marketing and panel management personnel who are employed by ACNielsen, as well as certain back office services which were provided to eRatings by ACNielsen prior to the acquisition. Accordingly, for a significant period of time, we expect that the our business will be substantially dependent upon these arrangements for the continued maintenance of our international Internet audience measurement panels and for other international business operations. Any failure on the part of Nielsen Media Research, ACNielsen, or our other joint venture partners to devote adequate resources to the development or maintenance of such panels or other sampling methodologies, or to maintain the overall quality of these methodologies, will harm our business. In addition, Nielsen Media Research may terminate its obligations with respect to Internet audience measurement panels in the event it no longer holds at least 5% of our outstanding stock on a fully-diluted basis.

VNU N.V., through its wholly-owned subsidiaries Nielsen Media Research and ANielsen, controls a majority of our outstanding stock and its representatives constitute a majority of our board of directors.

VNU, N. V., through its wholly-owned subsidiaries Nielsen Media Research and ACNielsen, has a majority stock ownership position in NetRatings, which enables it to control the direction and policies of NetRatings, including the election of our board of directors, amendment of our certificate of incorporation, and decisions regarding mergers, acquisitions, consolidations, and the sale of all or substantially all of our assets. This control may have the effect of discouraging certain types of transactions involving a change of control, including transactions in which the other holders of our common stock might otherwise receive a premium for their shares over the then-current market price. During any time that VNU is a majority stockholder, it will be required to consolidate our operating results with its own for financial reporting purposes. Our business strategy will require us to continue to incur significant losses as we attempt to establish our brand by increasing our marketing efforts and establishing strategic relationships. Incurring large expenses for these purposes may conflict may conflict with the interest of VNU to maximize its net earnings, and VNU may therefore attempt to influence our expenditures in order to limit our losses in the short term to the detriment of our long-term strategies.

In addition, VNU can control or influence the terms of our important commercial transactions, including our strategic relationships with Nielsen Media Research and ACNielsen. VNU’s representatives on our board are expected to recuse themselves from deliberations in which they have a conflict of interest. However, these directors may take actions that favor VNU’s interests over the interests of other stockholders, as a result, for instance, of conflicts of interest that are not apparent at the time of such actions. It is also possible that future actions taken by Nielsen Media Research or ACNielsen may adversely affect our other stockholders. For example, Nielsen Media Research could take actions which would increase the amount paid to it for maintenance of audience measurement panels, decrease the sales goals that it must achieve in order to prevent us from selling advertising expenditure measurement data from third parties, or take other action detrimental to our other stockholders.

Our brand is dependent on the reputations of third parties over which we have no control.

The strength of the Nielsen//NetRatings brand is also closely dependent on the reputations of Nielsen Media Research, ACNielsen, and our other joint venture partners and the strength of their brands. Therefore, any negative publicity generated by Nielsen Media Research, ACNielsen, or our other joint ventures whether or not directly related to any Nielsen//NetRatings branded products or services, as well as any erosion of the strength of any of their brands, will adversely affect our own brand identity.

Costs to develop and maintain accurate Internet audience measurement panels are significant and may increase.

To date, the expense of recruiting, maintaining, and operating our audience measurement panels has made up substantially all of the cost of revenue reported on our financial statements and, therefore, any increase in this expense will likely result in a corresponding decrease in our gross margin. We believe that the quality, size and scope of our panels is critical to the success of our business. The costs associated with maintaining the quality, size and scope are dependent on many factors some of which are beyond our control, including the cooperation rate of potential panel members and turnover among existing panel members, and accordingly we cannot control these costs to match increases or decreases in revenue. To the extent that such additional expenses are not accompanied by increased revenue, our results of operations will be harmed. We have limited experience in developing Internet audience measurement panels, and we could experience lower cooperation rates or higher turnover rates in the future.

We may not be able to recruit or retain qualified personnel.

Our future success depends in large part on our ability to attract, retain and motivate highly skilled employees. We may have difficulties in retaining employees because many of our employees hold options to purchase our stock at prices significantly above the current market price for our stock. Although we provide compensation packages that include competitive salaries, stock options, bonus incentives, and other employee benefits, we may be unable to retain our key employees or to attract, assimilate and retain other highly qualified employees in the future, which would harm our business.

The current economic downturn has adversely affected our business.

General economic conditions, and conditions in the Internet sector in particular, have caused some of our customers to cease operations and others to reduce their spending on the products and services that we supply or to cancel their contracts. In addition, the AdRelevance business derives, and expects to continue to derive for the foreseeable future, a large portion of its revenue from the automated retrieval and delivery of online advertising data. Expenditures by advertisers tend to be cyclical, reflecting overall economic conditions as well as budgeting and buying patterns. The overall market for advertising, including Internet advertising, has been characterized in recent quarters by increasing softness of demand, lower prices for advertisements, the reduction or cancellation of advertising contracts, an increased risk of uncollectible receivables from advertisers and the reduction of marketing and advertising budgets, especially by Internet-related companies. As a result of these reductions, advertising spending across traditional media, as well as the Internet, has decreased.

Our international operations pose unique risks that may divert our management’s attention and resources.

Through our acquisition of eRatings and the international audience measurement contracts of Jupiter Media Metrix, we have acquired control of audience measurement data operations in countries that we have previously served only through our minority interest in eRatings. Our international markets will require significant management attention and resources. In addition, there can be no assurance of the continued growth of Internet usage in international markets. The international markets for audience measurement services have historically been localized and difficult to penetrate.

The success of the our international operations will depend on our ability to:

•	effectively select the appropriate countries to serve;

•	recruit and maintain at-home and at-work panels that are representative of a geographic area;

•	control costs and effectively manage foreign operations;

•	manage third-party vendors who will likely perform panel operations; and

•	effectively develop, market and sell new products and services in new, unfamiliar markets.

Meeting these challenges may be difficult given the circumstances we face at the present time. Our management team lacks experience in running overseas operations, with the exception of our Chief Executive Officer, William R. Pulver, who served as eRatings’ Chief Executive Officer before joining us as our Chief Operating Officer in November 2001. The operations of eRatings that we have acquired are not supported by an existing independent eRatings infrastructure. Historically, most of the back office services and employees and facilities required by eRatings have been made available to it by ACNielsen under various intercompany service agreements and arrangements. Although ACNielsen no longer owns a direct equity interest in eRatings, ACNielsen has agreed to grant NetRatings a license to use ACNielsen’s proprietary audience sampling methodology and the “Nielsen” trademark outside of North America in the Internet audience measurement business, and has entered into a services agreement to provide eRatings, for a period of five years beginning in May 2002, with the services of certain dedicated marketing and panel management personnel who are employed by ACNielsen, as well as certain back office services currently provided to eRatings by ACNielsen. Accordingly, for a significant period of time thereafter we expect that the eRatings business will be substantially dependent upon these arrangements with ACNielsen for its infrastructure, for the continued maintenance of its Internet audience measurement panels and otherwise for the operation of its business. We intend to build our own independent international infrastructure over the next five years; however, there can be no assurance that we will be successful in doing so. Although ACNielsen may agree to extend the five-year term of the arrangements, there can be no assurance that it would choose to do so. Finally, we will be required to address these challenges while at the same time integrating the operations of NetRatings and eRatings, both overseas and in the United States, and shutting down certain operations of eRatings.

Even if we are successful in managing our international operations, we will be subject to a number of risks inherent in engaging in international operations, including:

•	changes in regulatory requirements;

•	deficiencies in the telecommunications infrastructure in some countries;

•	reduced protection for intellectual property rights in some countries;

•	more rigorous levels of privacy protection in some countries;

•	potentially adverse tax consequences;

•	economic and political instability; and

•	fluctuations in currency exchange rates.

We may not be successful in the development or introduction of new products and services to keep up with the proliferation of alternative Internet access devices and technologies related to the expected convergence of the Internet and television.

We believe that an increasing proportion of Internet use will involve alternative Internet access devices such as Web-enabled phones, television set-top boxes and Internet enabled gaming consoles and that there will eventually be a convergence of Internet content and television programming. Accordingly, in order to continue to provide information about audience behavior throughout all major segments of the Internet, we will be required to develop new products and services that address these evolving technologies. We may be unsuccessful in identifying new product and service opportunities or in developing or marketing new products and services in a timely or cost-effective manner. In addition, product innovations may not achieve the market penetration or price stability necessary for profitability. Finally, we may not be successful in adapting our data collection software to evolving types of Internet access devices or content. If we are unable to provide audience measurement information regarding any significant segments of Internet use, demand for our product and service offerings may suffer.

Because the Internet audience measurement industry is in its infancy, the pricing and acceptance of our products and services is uncertain.

We may be forced for competitive or technical reasons to reduce prices for some of our products or services or to offer them free of charge. Such circumstances would reduce our revenue and could harm our business. Additionally, our market is still evolving, and we have little basis to assess demand for different types of products or services or to evaluate whether our products and services will be accepted by the market. If our products and services do not gain broad market acceptance, our business may fail.

A sale by VNU or DoubleClick of their stakes in NetRatings could adversely affect our stock price.

There are no contractual restrictions on the ability of VNU, through its Nielsen Media Research or ACNielsen subsidiaries, to sell shares of our common stock, although sales in the public market will be subject to the volume limitations of SEC Rule 144. Pursuant to these volume limitations, a controlling stockholder may sell shares under Rule 144 only if the shares to be sold, together with the shares sold during the past three months, do not exceed the greater of 1% of the issuer’s outstanding shares or the average weekly trading volume of the issuer’s shares during the preceding four calendar weeks. Nielsen Media Research, ACNielsen and several of our other stockholders have the right, under certain circumstances, to require us to register their stock for sale to the public, with the exception of the shares issued to ACNielsen in the acquisition of eRatings. In addition, we agreed to file a registration statement for the 505,739 of our shares that DoubleClick holds as a result of our purchase of substantially all the assets of DoubleClick’s @plan product research line. DoubleClick is contractually restricted from selling or otherwise transferring a portion of its shares as of the date of this prospectus, as described in “Selling Stockholder,” and between the date of this prospectus and January 31, 2003 additional shares will be periodically released from any restriction on transfer. Should either VNU or DoubleClick decide to sell their stakes in NetRatings, it could adversely affect our stock price. Additionally, VNU will have the ability to transfer control of NetRatings, possibly at a premium over the then- current market price. Because VNU will have the ability to effect such a transfer of control unilaterally, other stockholders could be denied an opportunity to participate in the transaction and receive a premium for their shares.

The audience measurement services offered by Nielsen Media Research or ACNielsen may eventually have features that overlap with features of our Internet audience measurement services as a result of convergence of television and the Internet.

Nielsen Media Research’s principal business consists of providing television audience measurement services based on audience panels that it develops independent of its strategic relationship with us. ACNielsen also derives a substantial portion of its revenue from television audience measurement services outside of the United States. If television and the Internet converge in the future as expected, any Internet audience information that is reported by television audience measurement services through these VNU subsidiaries may overlap with the audience information that is reported by the Nielsen//NetRatings Internet audience measurement services. In the event of such overlap, VNU’s services could begin competing with our services for the same research budgets among customers in the marketplace, and its offering of such services could conflict with its obligation to develop and maintain our Internet audience panels.

Our business may be harmed if we supply inaccurate information to our customers.

If we furnish inaccurate information to our customers, our brand may be harmed. The information in our databases, like that in any database, may contain inaccuracies that our customers may not accept. Any dissatisfaction by our customers with our measurement methodologies or databases could have an adverse effect on our ability to attract new customers and retain existing customers and could ultimately harm our brand. Our customer contracts generally provide that each customer must indemnify us for any damages arising from the use of data, reports or analyses by the customer or the performance of any consulting, analytic or other services by us. However, we cannot be certain that our contract provisions provide sufficient protection. Any liability that we incur or any harm to our brand that we suffer because of irregularities or inaccuracies in the data we supply to our customers could harm our business. To date, we have not been notified of any liability claims or customer dissatisfaction relating to such problems with our data.

System failures or delays may harm our business, and our facilities and internal computer operations are vulnerable to natural disasters and other unexpected losses.

Our success depends on the efficient and uninterrupted operation of our computer and communications systems. A failure of our network or our data gathering procedures could impede the processing of data, customer orders and day-to-day management of our business and could result in the corruption or loss of data.

Our internal computer operations are located in leased facilities in San Jose, California, in an area that is susceptible to earthquakes. We do not have a backup facility to provide redundant network capacity in the event of a system failure. Accordingly, if this location experienced a system failure, our online services would become unavailable to our customers until we were able to bring an alternative facility online, a process which could take several weeks. These systems are also vulnerable to damage from fire, floods, power loss, telecommunications failures, break-ins and similar events. For example, during 2001 we experienced a significant period of downtime in the provision of our services due to the inadvertent actions of an employee, which we could not immediately correct because we lacked a back-up system.

We intend to develop back-up systems outside of San Jose; however, as we replicate our systems at other locations, we will face a number of technical challenges, particularly with respect to database replications, which we may not be able to address successfully. Although we carry property and business interruption insurance, our coverage may not be adequate to compensate us for all losses that may occur. Our servers may also be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions.

During 2001, the western United States (and California in particular) experienced repeated episodes of diminished electrical power supply. As a result of these episodes, certain of our operations or facilities may be subject to “rolling blackouts” or other unscheduled interruptions of electrical power. The prospect of such unscheduled interruptions may continue for the foreseeable future and we are unable to predict either their occurrence, duration or cessation. In addition, due to these power supply shortages, we may be subject to significantly greater power costs which may adversely affect our financial results.

A delay or discontinuation of our server hosting service could harm our business.

The servers on which we collect panel members’ data are maintained by AboveNet at its facilities located in San Jose, California. We continually monitor our current utilization rate and the extent of our system capacity needs. We believe we are currently operating at utilization levels that do not require additional capacity. Accordingly, our ability to collect Internet audience data in real time is dependent upon the efficient and uninterrupted operation of AboveNet’s computer and communications hardware and software systems. Despite any precautions we may take, the occurrence of a natural disaster or other unanticipated problems at AboveNet’s facility could result in interruptions in the flow of data to our servers. In addition, any failure by AboveNet to provide our required data communications capacity could result in interruptions in our service. In the past, we have experienced occasional minor interruptions in service from AboveNet, although we have never experienced a significant interruption in service due to failures at AboveNet. In the event of a delay in the delivery of data from AboveNet, or if AboveNet should discontinue its services to us, we would be required to transfer our data collection operations to an alternative provider of server hosting services. Such a transfer could result in significant delays in our ability to deliver our products and services to our customers, which could damage our reputation and harm our business. In recent quarters we have noticed a softening in the marketplace for “co-location” services such as those offered by AboveNet and its competitors and a corresponding decrease in the financial stability of many companies offering such services. If this trend continues, we could face potential interruptions or cancellation of our services and could have difficulties in establishing similar services with alternative providers.

We are subject to pending legal proceedings.

We are currently subject to a securities class action complaint relating to our initial public offering. The plaintiffs allege that our prospectus was materially false and misleading because it failed to disclose that the underwriters required several investors who sought large allocations of stock in the offering to pay excessive underwriters’ compensation in the form of increased brokerage commissions on other trades and required investors to agree to buy shares of our stock after the offering was completed at predetermined prices as a precondition to obtaining allocations in the offering. The plaintiffs further allege that because of these purchases, our stock price after its initial public offering was artificially inflated. Similar complaints have been filed against a number of other issuers that had initial public offerings in 1999 and 2000. An adverse outcome could materially affect our results of operations and financial position.

We may be unable to adequately protect our intellectual property rights.

We regard our intellectual property as critical to our success. We rely on patent, trademark, copyright and trade secret laws to protect our proprietary rights. Notwithstanding these laws, we may be unsuccessful in protecting our intellectual property rights or in obtaining patents or registered trademarks for which we apply. We have applied for a U.S. patent with respect to our BannerTrack advertising tracking technology and have recently acquired several patents and related patent applications from Jupiter Media Metrix related to our core products. We have also applied to register the NetRatings, NetRatings Insight, NetRatings Online Observer, BannerTrack and CommerceTrack trademarks in the United States and have purchased additional trademarks through our acquisitions of the AdRelevance and @Plan assets and have received notice of registration for NetRatings and NetRatings Online Observer. We have undertaken only limited actions to protect our trademarks, servicemarks or tradenames outside of the United States and we have not registered any of our copyrights. Our patent applications or trademark registrations may not be approved or, even if approved, could be challenged by others or invalidated through administrative process or litigation. If our patent applications or trademark registrations are not approved because third parties own rights to the technology we are trying to patent or the trademarks we are trying to register, our use of such technology or trademark would be restricted unless we enter into arrangements with the third-party owners, which might not be possible on commercially reasonable terms or at all.

We face intellectual property infringement claims that may be costly to resolve or may require us to make changes to our technology or business.

Third-parties may, from time to time, assert claims that we have infringed upon their proprietary rights or claims that our own trademarks, patents or other intellectual property rights are invalid. Such claims could adversely affect our reputation and the value of our own proprietary rights. From time-to-time we have been, and we expect to continue to be, subject to such claims in the ordinary course of our business, including claims of alleged infringement of patents, trademarks and other intellectual property rights of third parties. Protection of proprietary rights in Internet-related industries is inherently uncertain due to the rapidly evolving technological environment. As such, there may be numerous patent applications pending, many of which are confidential when filed, that provide for technologies similar to ours.

Any claims of infringement and any resultant litigation, should they occur, could subject us to significant liability for damages, restrict us from using our technology or from operating our business generally, or require us to make changes to our technology. Any claims of this type, with or without merit, could be time-consuming to defend, result in costly litigation, and divert management attention and resources. In addition, such claims could result in limitations on our ability to use the intellectual property subject to these claims unless we are able to enter into royalty, licensing or other similar arrangements with the third parties asserting these claims. Such agreements, if required, may be unavailable on terms acceptable to us, or at all. If we are unable to enter into these types of agreements, we may be required to either cease offering the subject product or change our technology underlying the applicable product. If a successful claim of infringement is brought against us and we fail to develop non-infringing technology or to license the infringed or similar technology on a timely basis, it could materially adversely affect our business, financial condition and results of operations.

Any misappropriation of personal information about our panelists that is stored on our computers could harm our reputation or expose us to claims arising from damages suffered by those panelists.

Personal information regarding our panelists is included in the data that our software captures from a panelist’s Internet use. Our panel data are released only in an aggregated format or in a form that is not identifiable on an individual basis. However, if a person were to penetrate our network security or otherwise misappropriate sensitive data about our panel members, our reputation could be harmed or we could be subject to claims or litigation arising from damages suffered by panel members as a result of such misappropriation.

Governmental regulation of the Internet might harm our business.

The applicability to the Internet of existing laws governing issues such as property ownership, libel and personal privacy is uncertain. In addition, governmental authorities in various countries may seek to further regulate the Internet with respect to issues such as user privacy, pornography, acceptable content, advertising, e-commerce, taxation, and the pricing, characteristics and quality of products and services. Finally, the global nature of the Internet could subject us to the laws of a foreign jurisdiction in an unpredictable manner. Any new legislation regulating the Internet could inhibit the growth of the Internet and decrease the acceptance of the Internet as a communications and commercial medium, which might harm our business.

Delaware law and our charter documents contain provisions that could discourage or prevent a potential takeover of our company that might otherwise result in our stockholders receiving a premium over the market price of their shares.

Provisions of Delaware law and our certificate of incorporation and bylaws could make more difficult the acquisition of us by means of a tender offer, a proxy contest, or otherwise, and the removal of incumbent officers and directors. These provisions include:

•
Section 203 of the Delaware General Corporation Law, which prohibits a merger with a 15%-or-greater stockholder, such as a party that has completed a successful tender offer, until three years after that party became a 15%-or-greater stockholder;

•	the authorization in the certificate of incorporation of undesignated preferred stock, which could be issued without stockholder approval in a manner designed to prevent or discourage a takeover; and

•
provisions in our bylaws eliminating stockholders’ rights to call a special meeting of stockholders and requiring advance notice of any stockholder nominations of director candidates or any stockholder proposal to be presented at an annual meeting, which could make it more difficult for stockholders to wage a proxy contest for control of our board or to vote to repeal any of the anti takeover provisions contained in our certificate of incorporation and bylaws.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the public reference facilities of the SEC in Washington, D.C., Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at http:\\www.sec.gov.

The SEC allows us to “incorporate by reference” the information we have filed with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any additional documents we file with the SEC until the offering of the common stock is terminated. This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. The documents that we incorporate by reference are:

(1)  The description of our common stock contained in our Registration Statement on Form S-1 filed on September 24, 1999 and incorporated by reference into our Registration Statement on Form 8-A filed on November 11, 1999;

(2)  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed on April 1, 2002;

(3)  Our Definitive Proxy Statement on Schedule 14A for our 2002 annual meeting of stockholders, filed on April 29, 2002;

(4)  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed on May 15, 2002; and

(5)  Our Current Report on Form 8-K, filed on May 16, 2002.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Stockholder Services
NetRatings, Inc.
890 Hillview Court
Milpitas, California 95035
(408) 941-2900

FORWARD-LOOKING INFORMATION

This prospectus and the documents that we are incorporating by reference contain forward-looking statements. We base these statements on our current expectations, estimates and projections about our industry. Either the beliefs of our management, or the assumptions that they make, form the basis for those expectations, estimates and projections. The safe harbor created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 generally protects NetRatings from liability for these statements. You can often recognize such forward-looking statements by words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions.

These forward-looking statements do not guarantee future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. The “Risk Factor” section starting on page two of this prospectus sets forth some of such risks and uncertainties. The documents that we have incorporated by reference in this prospectus may also set forth risks and uncertainties. These risks and uncertainties could cause actual results to differ materially and adversely from those that we have discussed in the forward-looking statements. We do not undertake an obligation to publicly update any of these forward-looking statements to reflect new information or future events.

USE OF PROCEEDS

On, May 6, 2002 we entered into an asset purchase agreement with DoubleClick Inc., a Delaware corporation, under which we issued to DoubleClick 505,739 shares of our common stock and paid DoubleClick $12 million in cash in exchange for substantially all of the assets associated with DoubleClick’s @plan research product line. We will not receive any proceeds in the event that the selling stockholder elects to sell part or all of the shares of our common stock issued to it using this prospectus.

DILUTION

None of the shares offered hereby are being sold by NetRatings. Therefore, there will be no dilution in the net tangible book value per share as a result of the sale of the shares offered hereby.

SELLING STOCKHOLDER

We issued 505,739 shares of our common stock to DoubleClick Inc. in connection with an asset purchase agreement and registration rights agreement entered into on May 6, 2002 and filed as exhibits to our quarterly report on Form 10-Q for the quarter ended March 31, 2002 and filed with the SEC on May 15, 2002. As of May 31, 2002 and excluding the shares registered hereunder, the selling stockholder did not beneficially own any shares of our common stock. As of May 31, 2002 and including the 505,739 shares of our common stock registered hereunder, the selling stockholder beneficially owned approximately 1.5% of our outstanding common stock.

Under the terms of the registration rights agreement entered into on May 6, 2002, the selling stockholder has agreed to not sell or otherwise transfer any of the shares issued to it on May 6, 2002 (the “Shares”), other than to any of its wholly-owned subsidiaries, before the earlier of the date on which this registration statement is declared effective or September 3, 2002. Should this registration statement be declared effective prior to September 3, 2002, the selling stockholder will be eligible to sell or otherwise transfer an aggregate amount of Shares equal to 38,891 Shares plus approximately an additional 51,890 Shares at the end of each thirty day period after May 6, 2002. Should this registration statement not have been declared effective by September 3, 2002, as of that date, the selling stockholder will become eligible to sell or otherwise transfer, subject to compliance with applicable securities laws, an aggregate of 48.72% of all of the Shares, and for each thirty calendar day period after September 3, 2002, it will become eligible to sell or otherwise transfer an additional 10.25% of the aggregate Shares. The table below summarizes the amount of shares that the selling shareholder may sell or otherwise transfer:

Eligibility of Selling Stockholder to Sell or Otherwise Transfer Shares:

On or after:	With an effective registration statement, up to:	Without an effective registration statement, up to:
June 10, 2002	90,780 shares	—
July 5, 2002	142,668	—
August 4, 2002	194,507	—
September 3, 2002	246,396	246,396 shares
October 3, 2002	298,234	298,234
November 2, 2002	350,123	350,123
December 2, 2002	402,011	402,011
January 1, 2003	453,850	453,850
January 31, 2003	505,739	505,739

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the selling stockholder. We will not receive any of the proceeds of the sale of the common stock registered under this prospectus. The common stock may be sold from time to time to purchasers either:

•	directly by the selling stockholder; or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concession or commissions from the selling stockholder of the purchaser of the common stock.

The selling stockholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of the shares of common stock to be made directly or through agents.

The selling stockholder and any broker-dealers or agents, upon effecting the sale of any of the shares of common stock, may be deemed to be “underwriters” as that term is defined under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the rules and regulations thereunder. As a result, any profits on the sale of the common stock by the selling stockholder and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholder and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to our common stock for a period of up to five business days prior to the commencement of distribution. This may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

If the common stock is sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts or commissions or agent’s commissions.

The common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market;

•	in the over-the-counter market in accordance with the rules of Nasdaq;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•	by pledge or by grant of security interest in the shares to secure debts and other obligations;

•	in connection with the writing of non-traded and exchange-traded call options or put options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

•	through the distribution of the shares by the selling stockholder to its stockholders;

•	a block trade in which the broker-dealer so engaged will attempt to sell shares of common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by broker-dealer as principal and resale by the broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

•	a combination of any of the above transactions.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

Our common stock trades on the Nasdaq National market under the symbol “NTRT.” No assurance can be given as to the development of liquidity or any trading market for the common stock.

We have agreed to pay the expenses incidental to the registration of the common stock under this registration statement. Expenses incurred by the selling stockholder in connection with the offering and sale of the common stock to the public, including commissions, fees and discounts of underwriters, broker-dealers and agents, will be borne by the selling stockholder.

We have agreed to use our best efforts to keep the registration statement, of which this prospectus constitutes a part, effective until the earlier of (1) the date when the selling stockholder has resold all of the shares of its registered common stock pursuant to an effective registration statement or (2) the date on which all shares of our common stock held by the selling stockholder may be sold under Rule 144(k).

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe the specific plan of distribution. In addition, any shares of common stock that qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

LEGAL MATTERS

Gray Cary Ware & Freidenrich LLP has issued an opinion about the legality of the shares for us.

EXPERTS

The financial statements of NetRatings, Inc appearing in NetRatings’ Annual Report (Form 10-K) for the year ended December 31, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

No one (including any salesman or broker) is authorized to provide oral or written information about this offering that is not included in this prospectus. If any person does provide information that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

NETRATINGS, INC.

505,739 Shares of

Common Stock

PROSPECTUS

, 2002

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

The following table sets forth all expenses payable by us in connection with the sale of the common stock being registered hereby. These amounts exclude expenses incurred by the selling stockholder in connection with the offering and sale of the common stock to the public, including all selling commissions and stock transfer taxes, all of which will be borne by the selling stockholder. All amounts shown are estimates except for the registration fee:

Amount to be Paid
Registration fee	$465.28
Printing expenses	5,000.00
Legal fees and expenses	24,500.00
Accounting fees and expenses	10,000.00
Transfer agent and registrar fees	—
Miscellaneous expenses	34.72

Total	$40,000.00

Item 15.    Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. The Registrant’s Certificate of Incorporation and Bylaws provide that the Registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by the DGCL, including in circumstances in which indemnification is otherwise discretionary under such law. In addition, with the approval of the Board of Directors and the stockholders, the Registrant has entered into separate indemnification agreements with its directors, officers and certain employees which require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature) and to obtain directors’ and officers’ insurance, if available on reasonable terms.

These indemnification provisions may be sufficiently broad to permit indemnification of the Registrant’s officers, directors and other corporate agents for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

On November 6, 2001, a securities class action complaint was filed in the United States District Court for the Southern District of New York against the Registrant, our former president and chief executive officer, the former chairman of our board of directors and certain underwriters of the Registrant’s initial public offering. Both the named former chief executive officer and former chairman of our board of directors are subject to indemnification agreements with the Registrant.

The Registrant has obtained liability insurance for the benefit of its directors and officers.

Item 16.    Exhibits and Financial Statement Schedules

The following exhibits are filed with this Registration Statement:

Exhibit No.		Description of Exhibit
2.6	(2)	Asset Purchase Agreement by and among NetRatings, Inc., AdRelevance, Inc. and Jupiter Media Metrix, Inc., dated as of April 9, 2002.

2.7	(2)	Asset Purchase Agreement by and between NetRatings, Inc. and DoubleClick Inc., dated as of May 6, 2002.

2.8	(2)	Asset Purchase Agreement by and among NetRatings, Inc., Jupiter Media Metrix, Inc., and certain international subsidiaries of Jupiter Media Metrix, Inc., dated as of May 7, 2002.

2.9	(2)	Agreement and Plan of Reorganization dated as of May 7, 2002, by and among NetRatings, Inc., Estancia Acquisition Corporation, ACNielsen eRatings.com and ACNielsen Corporation.

4.1	(1)	Second Restated Rights Agreement

4.2	(2)	Registration Rights Agreement by and between NetRatings, Inc. and DoubleClick Inc. dated as of May 6, 2002.

4.3	(2)	Second Amendment to the Second Restated Rights Agreement, dated as of May 6, 2002

5.1		Opinion of Gray Cary Ware & Freidenrich LLP

10.1	(1)	Form of Indemnification Agreement between Registrant and its directors and officers

23.1		Consent of Ernst & Young, independent accountants

23.2		Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit 5.1)

24.1		Power of Attorney (included in the Signature Page contained in Part II of the Registration Statement)

(1)	Incorporated by reference to the identically numbered exhibit to the Registrant’s Form S-1 Registration Statement (No. 333-87717), which became effective on December 8, 1999.
(2)	Incorporated by reference to the identically numbered exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed on May 15, 2002.

All Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Financial Statements or notes thereto.

Item 17.    Undertakings

A.  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however that the undertakings set forth in paragraphs (A)(1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.  Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 15 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Milpitas, State of California on June 10, 2002.

NETRATINGS, INC.

By:	/s/ WILLIAM PULVER
William Pulver President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

Each of the officers and directors of NetRatings, Inc. whose signature appears below hereby constitutes and appoints William Pulver and Todd Sloan, and each of them, his true and lawful attorneys and agents, each with full power of substitution, and each with power to act alone, to sign on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-3 (including post-effective amendments) and any and all new registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with or related to the offering contemplated by this Registration Statement, as amended, and to perform any acts necessary in order to file such amendments or registration statements, with exhibits thereto and other documents in connection therewith, and each of the undersigned does hereby ratify and confirm his signature as it may be signed by his said attorney and agent to any and all such documents and all that said attorneys and agents, or their or his substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/S/ WILLIAM PULVER William Pulver	Chairman Executive Officer, President and Director (Principal Executive Officer	June 10, 2002

/s/ TODD SLOAN Todd Sloan	Executive Vice President of Corporate Development, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	June 10, 2002

/s/ JOHN A. DIMLING John A. Dimling	Chairman of the Board of Directors	June 10, 2002

/s/ MICHAEL P. CONNORS Michael P. Connors	Director	June 10, 2002

/s/ JEFFREY E. EPSTEIN Jeffrey E. Epstein	Director	June 10, 2002

/s/ JAMES J. GEDDES, JR. James J. Geddes, Jr.	Director	June 10, 2002

/s/ DAVID H. HARKNESS David H. Harkness	Director	June 10, 2002

/s/ ARTHUR F. KINGSBURY Arthur F. Kingsbury	Director	June 10, 2002

Thomas A. Mastrelli	Director	June , 2002

/s/ D. SCOTT MERCER D. Scott Mercer	Director	June 10, 2002

INDEX TO EXHIBITS

Exhibit No.		Description of Exhibit
2.6	(2)	Asset Purchase Agreement by and among NetRatings, Inc., AdRelevance, Inc. and Jupiter Media Metrix, Inc., dated as of April 9, 2002.

2.7	(2)	Asset Purchase Agreement by and between NetRatings, Inc. and DoubleClick Inc., dated as of May 6, 2002.

2.8	(2)	Asset Purchase Agreement by and among NetRatings, Inc., Jupiter Media Metrix, Inc., and certain international subsidiaries of Jupiter Media Metrix, Inc., dated as of May 7, 2002.

2.9	(2)	Agreement and Plan of Reorganization dated as of May 7, 2002, by and among NetRatings, Inc., Estancia Acquisition Corporation, ACNielsen eRatings.com and ACNielsen Corporation.

4.1	(1)	Second Restated Rights Agreement

4.2	(2)	Registration Rights Agreement by and between NetRatings, Inc. and DoubleClick Inc. dated as of May 6, 2002.

4.3	(2)	Second Amendment to the Second Restated Rights Agreement, dated as of May 6, 2002

5.1		Opinion of Gray Cary Ware & Freidenrich LLP

10.1	(1)	Form of Indemnification Agreement between Registrant and its directors and officers

23.1		Consent of Ernst & Young, independent accountants

23.2		Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit 5.1)

24.1		Power of Attorney (included in the Signature Page contained in Part II of the Registration Statement)

(1)	Incorporated by reference to the identically numbered exhibit to the Registrant’s Form S-1 Registration Statement (No. 333-87717), which became effective on December 8, 1999.
(2)	Incorporated by reference to the identically numbered exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed on May 15, 2002.

All Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Financial Statements or notes thereto.